NO. COM-2

INCORPORATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO

Subject to the Business Corporations Act (Ontario)

100 SHARES

# 123 NATURAL FOOD ONTARIO LTD.

**This is to Certify** CANABOX INTERNATIONAL LTD.
is the registered holder of one hundred
Common Shares in the capital of
123 NATURAL FOOD ONTARIO LTD.

The class or series of shares represented by this Certificate has rights, privileges, restrictions or conditions attached thereto and the Corporation will furnish to a shareholder, on demand and without charge, a full copy of the text of:

(i) the rights, privileges, restrictions and conditions attached to the shares represented by this certificate and to each class authorized to be issued and to each series insofar as the same have been fixed by the directors; and

(ii) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable.

The Corporation has a lien on the shares represented by this Certificate for the indebtedness of the shareholder to the Corporation.

The right of the shareholder to transfer the shares represented by this Certificate is subject to restrictions.

**The transfer of shares represented by this certificate shall be subject to any shareholder agreements entered into on or prior to the date of this certificate, if any.**

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officers.

DATED this 21st day of August, 2013

Director

Director